FOR IMMEDIATE RELEASE     CONTACT:
Wednesday, May 4, 2011         Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Refinances
$100 Million Notes with Affiliates

West Des Moines, Iowa, May 4, 2011 - FBL Financial Group, Inc. (NYSE: FFG) announced today the refinancing of its $100 million senior notes with a rate of 9.25%, due November 5, 2011. They are being replaced by $100 million senior notes with a rate of 6.10%, due May 3, 2015. The notes are being refinanced by their holders, who are both affiliates of FBL Financial Group. Farm Bureau Property & Casualty acquired a note for $75 million and an investment affiliate of Iowa Farm Bureau Federation, FBL's majority shareholder, acquired a note for $25 million. Both notes are prepayable anytime at par. Pursuant to a registration rights agreement, the holders of the notes can require FBL to register the notes for transfer.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.